Exhibit 10.17

Real Estate License Agreement

This License Agreement, made July 29, 2015 (“Agreement”) is by and between Imagen Biopharma, Inc., a Delaware corporation having a place of business located at Mass Innovation Labs, c/o Imagen Biopharma, 675 West Kendall Street, Cambridge, MA 02142 (“Licensee”) and Mass Innovation Labs, LLC, a Delaware limited liability company, having a place of business located at 675 West Kendall Street, Cambridge, MA 02142 (“Licensor”).

RECITALS

WHEREAS, Licensor has leased certain space located at 675 West Kendall Street, Cambridge, Massachusetts (“Building”) through a sublease agreement (“Sublease”)(attached hereto as Exhibit 1) between Licensor and Vertex Pharmaceuticals Incorporated (“Sublandlord”);

WHEREAS, Sublandlord leases the Building from BMR-675 West Kendall Street LLC (“Master Landlord”); and

WHEREAS, Licensee desires to use certain space, as defined below, for laboratory research.

In consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	License. Licensor grants to Licensee a non-transferable, non-assignable license (the “License”) to use approximately 5,046 rentable square feet of Suite D located on the third floor of the Building and more specifically detailed in the floor plan attached as Exhibit 2 to this Agreement (the “Licensed Premises”) solely to: (i) conduct the business of Licensee; (ii) collaborate with Licensor’s staff and other licensees pursuant to this Agreement; and (iii) collaborate with representatives of other organizations and companies that have agreements with Licensor. Licensor retains all of the rights and privileges as the property owner that are not inconsistent with the provisions of this Agreement.

2.	Term and Termination. Unless terminated earlier in accordance with this Section 2, the term of this Agreement shall commence on August 1, 2015 and expire on April 30, 2018 (“Term”). Licensor may terminate this Agreement immediately for cause by giving written notice to Licensee specifying the cause. Cause shall include, but is not limited to, Licensee’s violation of this Agreement or failure to comply with any covenants contained herein, Licensee’s use of the Licensed Premises in violation of the Sublease, or for any reason as determined by the Sublandlord. Upon termination of this Agreement, the License shall expire and Licensee shall immediately vacate the Licensed Premises. Under no circumstances shall Licensee or Sublandlord be liable for any alleged, purported, consequential or direct damages resulting from Licensee or Sublandlord terminating this Agreement.

3.	License Fee. Licensee shall pay a license fee equal to $55,000 per month (“License Fee”), which shall be paid in advance on or before the first day of each and every month during the Term of this Agreement as set forth in the Schedule attached hereto as Exhibit 3. Effective August 1, 2016, the License Fee shall increase to $80,000 per month. If any payment of the License Fee is not received by Licensor on or before the first day of each month, or when otherwise due, Licensee shall pay to Licensor a late payment charge equal to five percent (5%) of the amount of such delinquent payment, in addition to any outstanding License Fee then owing. Licensee shall pay, immediately upon executing this Agreement, an amount equal to $135,000, which shall consist of the License Fee for August 1 – August 31, 2015 ($55,000) and the last month’s License Fee ($80,000).

4.	Common Areas. Licensee hereby acknowledges and agrees that other licensees of Licensor are occupying or may in the future occupy other portions of the Building. In addition to the rules and regulations of the Sublease, Licensee’s use of the Licensed Premises and access to and use of the Common Areas and any other services in connection with the Licensed Premises or this Agreement shall be subject to such additional rules and procedures reasonably promulgated by Licensor and/or Sublandlord and delivered to Licensee from time to time. Licensee’s compliance with such rules and procedures constitutes a material inducement to Licensor’s willingness to enter into this Agreement; any violation thereof shall constitute a material breach of this Agreement.

5.	Parking. During the Term of this Agreement, Licensee shall have a non-exclusive, irrevocable license to use up to five (5) unreserved parking spaces located at 350 East Kendall Street (“Licensee’s Parking Spaces”). Licensee shall have no right to elect to reduce its number of Licensee’s Parking Spaces and shall be responsible for the parking fees for such spaces regardless of whether it or its members, employees or agents use such spaces. Licensee shall pay, in addition to the License Fee, parking fees equal to the prevailing rates for the Building and shall pay such parking fees to Licensor at the time each License Fee payment is due.

6.	Operating Expenses; Utilities; Taxes. Licensor shall be responsible for, and shall promptly make all payments in connection with, (a) all taxes and other charges or assessments imposed or levied by any federal, state, regional, local or municipal governmental authority, agency or subdivision in connection with the Licensed Premises and Licensee’s use thereof; (b) all operating expenses in connection with the Licensed Premises and Licensee’s use thereof; and (c) all utilities in connection with the Licensed Premises and Licensee’s use thereof.

7.	Modifications to Licensed Premises. Licensee shall not make any modification to the Licensed Premises without Licensor’s prior written approval, which approval may be withheld or conditioned in the Licensor’s sole discretion. Licensee shall bear the cost of any approved modifications to the Licensed Premises.

8.	Hazardous Materials. Licensee shall strictly comply with Section 10 of the Sublease to the extent such provisions relate to the Licensed Premises during the Term of this Agreement. Licensee, at its sole cost and expense, shall be fully responsible for the storage and disposal of all Hazardous Materials used in, on or about the Building by the Licensee or its agents. Notwithstanding anything in this Agreement to the contrary, Licensee shall have no liability to Licensor or responsibility under this Agreement for

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any Hazardous Materials in, on, under or about the Licensed Premises that were not released, discharged, stored or introduced by Licensee or its agents. As used herein, the term “Hazardous Material” shall have the meaning and be defined as set forth in Section 10 of the Sublease.

9.	Fire, Other Casualty; Eminent Domain. In the event of a fire or other casualty affecting the Building or the Licensed Premises, or of a taking of all or a part of the Building or Licensed Premises under the power of eminent domain: (i) Licensor shall not have any obligation to repair or restore the Licensed Premises or any alterations or personal property; (ii) Licensee shall be entitled only to a proportionate abatement of the License Fee during the time and to the extent the Licensed Premises are unfit for occupancy for the purposes permitted under this Agreement and not used by Licensee as a result thereof; (iii) Licensee shall not, by reason thereof, have a right to terminate this Agreement unless the Sublease shall be terminated; and (iv) Licensor and Sublandlord reserve the right to terminate this Agreement in connection with any right granted to either Licensor or Sublandlord under the Sublease whether or not the Licensed Premises is damaged or the subject of a taking. In the event Licensor or Sublandlord exercises the right to terminate the Sublease as the result of any such fire, casualty or taking, (a) Licensor shall provide Licensee with a copy of the relevant termination notice and this Agreement shall terminate on the date upon which the Sublease terminates and (b) Licensee shall immediately pay to Licensor all of Licensee’s insurance proceeds relating to all alterations (but not to Licensee’s personal property).

10.	Waiver of Claims. Licensee hereby releases and waives any and all claims against Licensor and Sublandlord and each of their respective officers, directors, partners, members, agents and employees for injury or damage to person, property or business of every kind, nature and description, sustained in or about the Building or the Licensed Premises by Licensee or anyone claiming under Licensee, other than by reason of gross negligence or willful misconduct of Licensor or Sublandlord and except in any case which would render this release and waiver void under applicable law.

11.	Insurance. Licensee Commercial General, Automobile, Employers and Umbrella Liability Insurance shall be written for not less than limits of liability as follows:

a.	Commercial General Liability: Bodily Injury and Property Damage	Not less than $1,000,000 per occurrence and general aggregate

b.	Commercial Automobile Liability: Bodily Injury and Property Damage	$1,000,000 per accident

c.	Employer’s Liability: Each Accident Disease — Policy Limit Disease — Each Employee	Statutory limits covering all Licensee employees working at the Licensed Premises

d.	Umbrella Liability: Bodily Injury and Property Damage	(excess of coverages a, b and c above), Not less than $1,000,000 per occurrence / aggregate.

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(a)       The insurance required of Licensee shall be with companies at all times having a current rating of not less than A- and financial category rating of at least Class VII in “A.M. Best’s Insurance Guide” current edition. Licensee shall obtain for and provide to Licensor certificates of insurance evidencing all coverages required herein. Licensor reserves the right to require complete, certified copies of all required insurance policies including any endorsements. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after twenty (20) days’ prior written notice to Licensor from Licensee or its insurers (except in the event of non-payment of premium, in which case ten (10) days written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Licensor may carry. Licensee’s required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. Licensee shall, at least twenty-five (25) days prior to the expiration of such policies, furnish Licensor with renewal certificates of insurance or binders. Licensee agrees that if Licensee does not take out and maintain such insurance, Licensor may (but shall not be required to) procure such insurance on Licensee’s behalf and at its cost to be paid by Licensee or reimbursed to Licensor promptly after demand therefor, as applicable. Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name Licensor, Sublandlord, Master Landlord, and BioMed Realty Trust, Inc., and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders (“Licensor Parties”) as additional insureds as respects liability arising from work or operations performed by or on behalf of Licensee, Licensee’s use or occupancy of the Licensed Premises, and ownership, maintenance or use of vehicles by or on behalf of Licensee.

(b)       In each instance where insurance is to name Licensor Parties as additional insureds, Licensee shall, upon Licensor’s written request, also designate and furnish certificates evidencing such Licensor Parties as additional insureds to any lender of any Licensor Party holding a security interest in the Building or the underlying property,.

(c)       Licensee assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Licensor shall not be liable for injury to Licensee’s business or any loss of income therefrom, relative to such damage. Licensee shall, at Licensee’s sole cost and expense, carry such insurance as Licensee desires for Licensee’s protection with respect to personal property of Licensee or business interruption.

(d)       Licensee and its insurers hereby waive any and all rights of recovery or subrogation against the Licensor Parties with respect to any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder. If necessary, Licensee agrees to endorse the required insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the Licensor Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Such waivers shall continue so long as Licensee’s insurers so permit. Any termination of such a waiver shall be by written notice to Licensor, containing a description of the circumstances hereinafter set forth in this Section. Licensee, upon obtaining the policies

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of insurance required or permitted hereunder, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in herein. If such policies shall not be obtainable with such waiver or shall be so obtainable only at a premium over that chargeable without such waiver, then Licensee shall notify Licensor of such conditions.

12.	Assignment. Licensee shall not assign, encumber or transfer this Agreement, or any part of it, or its right or interest in it, without Licensor’s prior written approval. Licensee shall not in any way obstruct or interfere with the rights of other licensees, occupants or users of the Building, nor shall it permit its employees, representatives, or contractors to do so.

13.	Limit of Liability. Notwithstanding anything to the contrary contained in this Agreement, Sublandlord, Licensor, their partners, members, officers, directors, employees, agents, servants and contractors (collectively, the “Licensor Parties”), shall not be liable for any damages or injury to person or property or resulting from the loss of use thereof sustained by Licensee or anyone having claims through or on behalf of Licensee, based on, arising out of, or resulting from, any cause whatsoever, including any due to the Building becoming out of repair, or due to the occurrence of any accident or event in or about the Building, or due to any act or neglect of any tenant or occupant of the Building or any other person. Notwithstanding the foregoing provision of this Section, Licensor Parties shall not be released from liability to Licensee for any physical injury to any natural person caused by Licensor Parties’ gross negligence or willful misconduct to the extent such injury is not covered by insurance either carried by Licensee (or such person) or required by this Agreement to be carried by Subtenant; provided that Licensor Parties shall not, under any circumstances, be liable for any exemplary, punitive, consequential or indirect damages (or for any interruption of or loss to business). Notwithstanding anything to the contrary set forth in this Agreement, if Licensee or anyone having claims through or on behalf of Licensee is awarded a judgment or other remedy against Licensor Parties, the recourse for satisfaction of the same shall be limited to execution against Licensor’s interest in the Sublease. No other asset of Licensor Parties’ shall be available to satisfy, or be subject to, such judgment or other remedy, nor shall any such person be held to have any personal liability for satisfaction or any claim or judgment.

14.	Indemnification. Licensee shall indemnify, defend (by counsel acceptable to Licensor, Sublandlord and Master Landlord, each in their sole discretion), release, protect and hold Licensor, Sublandlord and Master Landlord, and their respective directors, officers, shareholders, partners, members, employees, contractors, mortgagees and their respective successors and assigns, harmless from and against any and all liabilities, claims, demands, losses, damages, costs and expenses (including reasonable attorneys’ fees) directly or indirectly arising out of or relating to (i) the use or occupancy of the Licensed Premises by Licensee or its agents or anyone claiming by, through or under Licensee; (ii) the failure by Licensee or anyone claiming by, through or under Licensee to comply with any term, condition, or covenant of this Agreement, Sublease or Master Lease incorporated herein, including, without limitation, Licensee’s obligation to surrender the Licensed Premises in the condition herein required; (iii) the negligence or willful misconduct of Licensee, its agents or anyone claiming by, through or under Licensee; (iv) the existence of Hazardous Materials (as hereinafter defined) on, under or about the

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Licensed Premises to the extent caused, stored, released, discharged or introduced by Licensee or its agents; (v) the death of or injury to any person or damage to any property in the Licensed Premises; or (vi) the death of or injury to any person or damage to any property on or about the Building to the extent caused by the negligence, recklessness or willful misconduct of Licensee or its agents.

15.	Service Agreement. In addition to the covenants and representations contained herein, Licensor agrees to offer to Licensee the services set forth in the Service Agreement attached hereto as Exhibit 4. The License Fee shall cover the cost of the services set forth in the Service Agreement and, unless the scope of services requested by Licensee exceed those set forth in the Service Agreement, Licensee shall not be assessed any additional fees for services contained in the Service Agreement. The Service Agreement shall be governed by the terms of this Agreement and if there is any conflict between the convents and representations contained in this Agreement and the Service Agreement, the terms of this Agreement shall prevail and be binding upon the Licensor and Licensee.

16.	Miscellaneous.

(a)       Attorneys’ Fees. In the event of any litigation or arbitration between Licensee and Licensor, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Agreement, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including arbitration proceedings, any appeals and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment. The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by other party of its claim or defense, final decision after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. Any fees and cost incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.

(b)       Authority. Each person executing this Agreement on behalf of a party hereto represents and warrants that he or she is authorized and empowered to do so and to thereby bind the party on whose behalf he or she is signing.

(c)       Captions. All captions and headings in this Agreement are for the purposes of reference and convenience and shall not limit or expand the provisions of this Agreement.

(d)       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall comprise but a single instrument.

(e)       Entire Agreement. This Agreement and the applicable portions of the Sublease contained by reference herein, contain all of the covenants, conditions and agreements

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between the parties concerning the Licensed Premises, and shall supersede any and all prior correspondence, agreements and understandings concerning the Licensed Premises, both oral and written. No addition or modification of any term or provision of this Agreement shall be effective unless set forth in writing and signed by both Licensor and Licensee.

(f)        Notices. Any notice required or permitted under this Agreement shall be effective if in writing and delivered to the other party at the following address:

LICENSOR	LICENSEE
675 West Kendall St. Cambridge, MA 02142 Attn: Amrit Chaudhuri	675 West Kendall Street Cambridge, MA 02142 Attn: Ron Seidel

(g)        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Building is located (the “State”) applicable to contracts entered into in the State between parties residing in the State. Licensee hereby consents to the personal jurisdiction and venue of any State court located in the county in which the Building is located and United States District Courts for Massachusetts, and any successor court, and the service or process by any means authorized by such court.

(h)        Exhibits. All exhibits and any schedules or riders attached to this Agreement are incorporated herein by this reference and made a part hereof, and any reference in the body of the Agreement or in the exhibits, schedules or riders to the Agreement shall mean this Agreement, together with all exhibits, schedules and riders.

(i)        Waiver of Trial by Jury. LICENSEE HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE UNDER APPLICABLE LAW TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE WITH LICENSOR OR SUBLANDLORD ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH THIS AGREEMENT OR THE LICENSED PREMISES. NOTHING CONTAINED IN THIS SECTION SHALL BE CONSTRUED AS A WAIVER BY LICENSOR OR SUBLANDLORD OF ANY OF ITS RIGHTS TO TRIAL BY JURY IN CONNECTION WITH THE SUBLEASE OR THIS AGREEMENT FOR ANY CLAIMS OR CAUSES OF ACTION SO TRIABLE.

(j)        Successors and Assigns. Subject to the provisions of this Agreement and the Sublease relating to assignment and subletting, this Agreement shall be binding upon, and shall insure to the benefit of the parties’ respective representatives, successors and assigns.

(k)       Relationship of Parties. Nothing in this Agreement shall be deemed to create any joint venture or principal-agent relationship or partnership between any of the parties hereto, and no party is authorized to, and no party shall, act toward third parties or the public in any manner that would indicate any such relationship.

(l)        Access. Sublandlord and Licensor reserve the right to enter the Licensed Premises upon reasonable prior written or oral notice to Licensee (except that in case of emergency no notice shall be necessary) in order to inspect the Licensed Premises and/or the

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performance by Licensee of the terms of this Agreement or to exercise Licensor’s rights or perform Licensor’s obligations hereunder.

LICENSEE UNDERSTANDS AND ACKNOWLEDGES THAT RIGHTS UNDER THIS AGREEMENT ONLY CONSTITUTE A LICENSE FOR USE OF THE LICENSED PREMISES AND DO NOT INVOLVE THE GRANT OF ANY INTEREST IN REAL ESTATE.

MASS INNOVATION LABS, LLC	IMAGEN BIOPHARMA, INC

/s/ Seth Taylor	/s/ Gary Schuman
By: Seth Taylor	By: Gary Schuman
Title: CEO	Title: CFO
Date: July 29, 2015	Date: July 29, 2015

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